Exhibit 99.1

Contact:	John Haudrich (investors), 314-656-5375
Brian Peura (investors), 314-656-5696
Tom Lange (media), 314-656-5369
Mylene Labrie (Canada), 514-864-5103
www.smurfit-stone.com

SMURFIT-STONE ACQUIRES CONTROLLING INTEREST IN CALPINE CORRUGATED LLC

CREVE COEUR, Mo., and CHICAGO, JULY 30, 2008 — Smurfit-Stone Container Corporation (NASDAQ: SSCC) today announced the completion of its previously announced acquisition of a ninety percent interest in Calpine Corrugated LLC, an independent corrugated container producer in Fresno, CA.  The company will consolidate Calpine Corrugated into its operations in the third quarter of 2008, including both assets and liabilities of approximately $55 million.  No further charges or payments are expected as a result of the completion of the acquisition.

“As we establish one of the most modern converting systems in North America, the addition of Calpine Corrugated will significantly upgrade our West Coast production capabilities,” said Patrick J. Moore, Smurfit-Stone chairman and chief executive officer. “With Calpine and our new Los Angeles area manufacturing facility, set to begin operations in the third quarter 2008, Smurfit-Stone will be one of the premier packaging companies serving the important California market.”

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Smurfit-Stone Container Corporation (NASDAQ: SSCC) is the industry’s leading integrated containerboard and corrugated packaging producer and is one of the world’s largest paper recyclers.  The company is a member of the World Business Council for Sustainable Development, the Sustainable Forestry Initiative®, and the Chicago Climate Exchange.  Smurfit-Stone generated revenue of $7.4 billion in 2007, has led the industry in safety every year since 2001, and conducts its business in compliance with the environmental, health, and safety principles of the American Forest & Paper Association.